Exhibit 10.2

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of August 8, 2023 (this “Agreement”), by and among Maquia Investments North America, LLC, a Delaware limited liability company (“Sponsor”), certain of the stockholders, officers and directors of Maquia Capital Acquisition Corporation, a Delaware corporation (“SPAC”), whose names appear on the signature pages of this Agreement (together with the Sponsor, the “Sponsor Parties”), and Immersed Inc, a Delaware corporation (the “Company”).

WHEREAS, SPAC, Maquia Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SPAC (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, a business combination agreement (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of SPAC;

WHEREAS, as of the date hereof, each Sponsor Party owns of record the number of shares of SPAC Class A Common Stock and/or SPAC Class B Common Stock as set forth opposite such Sponsor Party’s name on Exhibit A hereto (all such shares of SPAC Class A Common Stock and SPAC Class B Common Stock and any shares of SPAC Class A Common Stock and SPAC Class B Common Stock of which ownership of record or the power to vote is hereafter acquired by any of the Sponsor Parties prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, at the Closing, Sponsor will subject 1,362,000 of its shares of New SPAC Common Stock (the “Sponsor Earn-Out Shares”) to forfeiture pursuant to Section 3 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.            Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 13, each Sponsor Party, severally and not jointly, agrees that, at the SPAC Stockholders’ Meeting and in connection with any written consent of the SPAC Stockholders, such Sponsor Party shall vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of his, her or its Shares (i) in favor of the approval and adoption of the BCA, the Transactions and any other proposal submitted for approval by the SPAC Stockholders in connection with the Transactions, and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of SPAC under the BCA or that would reasonably be expected to delay the consummation of the Transactions, increase the likelihood of the failure of the consummation of the Transactions or result in the failure of the Transactions from being consummated. Each Sponsor Party acknowledges receipt and review of a copy of the BCA.

2.            No Transfer. Subject to the earlier termination of this Agreement in accordance with Section 13, each Sponsor Party, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), Lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of SPAC that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided that the foregoing shall not prohibit the transfer of the Shares by a Stockholder to an affiliate of such Stockholder, but only if such affiliate shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

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3.	Sponsor Earn-Out.

(a)            Following the Closing, if, at any time during the period following the Closing and expiring on the second (2nd) anniversary of the Closing Date (the “Earn-Out Period”), (i) the price of the shares of New SPAC Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any period of five (5) consecutive Trading Days (the “First Level Earn-Out Target”), 500,000 Sponsor Earn-Out Shares (the “First Level Sponsor Earn-Out Shares”) shall no longer be subject to forfeiture pursuant to this Section 3; (ii) the price of the shares of New SPAC Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any period of five (5) consecutive Trading Days (the “Second Level Earn-Out Target”), an additional 500,000 Sponsor Earn-Out Shares (the “Second Level Sponsor Earn-Out Shares”) shall longer be subject to forfeiture pursuant to this Section 3; and (iii) the price of the shares of New SPAC Common Stock equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any period of five (5) consecutive Trading Days (the “Third Level Earn-Out Target” and, together with the First Level Earn-Out Target and the Second Level Earn-Out Target, the “Earn-Out Targets”), an additional 362,000 Sponsor Earn-Out Shares (the “Third Level Sponsor Earn-Out Shares”) shall longer be subject to forfeiture pursuant to this Section 3.

(b)            If any Earn-Out Target is, or all of the Earn-Out Targets are, achieved on or prior to the last day of the Earn-Out Period, then following the achievement of the applicable Earn-Out Target, Sponsor shall provide written notice to SPAC informing SPAC that the applicable Earn-Out Target(s) have been satisfied and that the First Level Sponsor Earn-Out Shares, the Second Level Sponsor Earn-Out Shares or the Third Level Sponsor Earn-Out Shares, as applicable, are no longer subject to forfeiture.

(c)            If any Earn-Out Target has not, or all of the Earn-Out Targets have not, been achieved on or prior to the last day of the Earn-Out Period, then, the First Level Sponsor Earn-Out Shares, the Second Level Sponsor Earn-Out Shares or the Third Level Sponsor Earn-Out Shares, as applicable, shall be forfeited and cancelled. Upon the forfeiture and cancellation of the First Level Sponsor Earn-Out Shares, the Second Level Sponsor Earn-Out Shares or the Third Level Sponsor Earn-Out Shares, as applicable, pursuant to the foregoing sentence, Sponsor shall surrender to SPAC for cancellation, the First Level Sponsor Earn-Out Shares, the Second Level Sponsor Earn-Out Shares or the Third Level Sponsor Earn-Out Shares, as applicable

(d)            For purposes of this Section 3, “Trading Day” means any day on which shares of Common Stock are actually traded on The Nasdaq Stock Market LLC.

4.              Sponsor Promissory Note Amendments. Sponsor and SPAC hereby agree to amend the terms of the Sponsor Promissory Notes, which such amended terms shall be reasonably acceptable to the Company, such that upon, and subject to, the Closing, (a) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes shall be paid in cash to the Sponsor, (b) an aggregate amount of $500,000 of the outstanding Sponsor Debt under the Sponsor Promissory Notes shall remain place for a period of twelve (12) months after the Closing Date with an interest rate of 8% per annum, and (c) the remaining amount of the Sponsor Debt under the Sponsor Promissory Notes shall be paid in shares of New SPAC Common Stock (valued at the SPAC Redemption Price) at any time within twelve (12) months of Closing.

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5.	SPAC Extension Payments.

(a)            Sponsor acknowledges that SPAC filed a proxy statement (as amended, the “SPAC Extension Proxy Statement”) and on May 5, 2023, received approval from the stockholders of SPAC of an amendment to the SPAC Organizational Documents, including its certificate of incorporation, pursuant to which the deadline by which SPAC must complete its initial business combination (the “SPAC Business Combination Deadline”) was extended for up to an additional nine one-month periods, from May 7, 2023 to up to February 7, 2024, and upon the exercise of each such extension of the SPAC Business Combination Deadline, Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account the amount set forth in the SPAC Extension Proxy Statement for each share of SPAC Class A Common Stock that remains outstanding.

(b)            Subject to the earlier termination of this Agreement in accordance with Section 13, (i) prior to February 7, 2024, Sponsor shall make the deposits into the Trust Account necessary to extend the SPAC Business Combination Deadline to February 7, 2024 as set forth in the SPAC Extension Proxy Statement and the SPAC Organizational Documents and (ii) from and after February 7, 2024, SPAC and Sponsor shall use commercially reasonable efforts to take any and all actions necessary, including filing a proxy statement, amending the SPAC Organizational Documents and obtaining the necessary approval from the SPAC Stockholders, to further extend the SPAC Business Combination Deadline after February 7, 2024 (each extension in clause (i) and (ii), a “SPAC Extension”) until a date mutually agreed in writing between SPAC and the Company.

6.            Waiver of Redemption Rights. Each Sponsor Party, severally and not jointly, agrees not to (a) demand that SPAC redeem the Shares in connection with Transactions or (b) otherwise participate in any such redemption by tendering or submitting any of the Shares for redemption.

7.            Waiver of Anti-Dilution Rights. Each Sponsor Party, severally and not jointly, hereby waives the provisions of Section 4.3(b)(ii) of the SPAC Certificate of Incorporation relating to the adjustment of the Initial Conversion Ratio (as defined in the SPAC Certificate of Incorporation) in connection with the Transactions.

8.            Confidentiality; No Solicitation. Each Sponsor Party, severally and not jointly, agrees to be bound by and subject to Section 7.04 (Access to Information; Confidentiality) and Section 7.05(b) (No Solicitation) of the BCA to the same extent as such provisions apply to SPAC as if the Sponsor Parties were a party thereto.

9.            Insider Letter Agreement. As applicable, each Sponsor Party shall comply with, and fully perform all of its obligations, covenants, and agreements set forth in, that certain Letter Agreement, dated as of May 4, 2021 (the “Insider Letter Agreement”). The Sponsor Parties shall not modify or amend the Insider Letter Agreement.

10.            Manage Redemptions. Subject to the earlier termination of this Agreement in accordance with Section 13, Sponsor shall use its commercially reasonable efforts to (i) retain funds in the Trust Account and (ii) minimize and mitigate the SPAC Redemption Rights, including entering into non-redemption agreements with certain stockholders of SPAC Shareholders..

11.            PIPE Financing. Subject to the earlier termination of this Agreement in accordance with Section 13, Sponsor shall use its commercially reasonable efforts to raise the PIPE Financing, including cooperating with SPAC and the Company as required and necessary in connection with the PIPE Financing.

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12.            Representations and Warranties. Each Sponsor Party, severally and not jointly, represents and warrants to the Company as follows:

(a)            The execution, delivery and performance by such Sponsor Party of this Agreement and the consummation by such Sponsor Party of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to such Sponsor Party, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements) or (iv) in relation to the Sponsor Parties that are not natural persons, conflict with or result in a breach of or constitute a default under any provision of such Sponsor Party’s governing documents.

(b)            As of the date of this Agreement, such Sponsor Party owns exclusively and has good and valid title to the Shares set forth opposite such Sponsor Party’s name on Exhibit A free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws and (iii) the SPAC Organizational Documents. As of the date of this Agreement, such Sponsor Party has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver the Shares, and such Sponsor Party does not own, directly or indirectly, any other shares of SPAC Common Stock.

(c)            Such Sponsor Party has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Sponsor Party.

13.            Termination. Notwithstanding anything in this Agreement to the contrary, the obligations of the Sponsor Parties under (a) Sections 1, 2, 5, 6, 7, 8, 10, 11, 12, 13 and 14 of this Agreement shall automatically terminate upon the earliest of (i) the Effective Time, (ii) the termination of the BCA in accordance with its terms, and (iii) the effective date of a written agreement of the parties hereto terminating this Agreement; (b) Section 3 of this Agreement shall automatically terminate upon the earliest of (i) the day after the last day of the Earn-Out Period and (ii) the termination of the BCA in accordance with its terms; (c) Section 4 of this Agreement shall automatically terminate upon the earliest of (i) the repayment to Sponsor of the remaining amount of the Sponsor Debt under the Sponsor Promissory Notes in shares of New SPAC Common Stock pursuant to Section 4(b)) and (ii) the termination of the BCA in accordance with its terms; and (d) Section 9 of this Agreement shall automatically terminate upon the termination of the Insider Letter Agreement. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement. Notwithstanding any termination of this Agreement; provided that nothing in this Section 13 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

14.	Miscellaneous.

(a)            All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 14(a)):

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If to SPAC or Sponsor, to:

Maquia Capital Acquisition Corporation

c/o Maquia Investments North America, LLC

2901 Florida Ave. Suite 840, Miami, Florida, 33133

Attention: Guillermo E Cruz

Email: guillermo@maquiacapital.com

with a copy to:

Allan M. Lerner, P.A.

2888 E. Oakland Park Blvd.

Fort Lauderdale, FL 33306

Attention: Allan M. Lerner

Email: allan@lernerpa.com

&

HomerBonner

1200 Four Seasons Tower

1441 Brickell Avenue

Miami, Florida 33131

Attention: Peter Homer

Email: phomer@ homerbonner.com

If to the Company, to:

Immersed Inc

522 Congress Avenue, Suite 500

Austin, Texas 78701

Attention: Renji Bijoy

Email: renji@immersed.com

with a copy to:

Greenberg Traurig, LLP

333 S.E. 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Alan Annex

Email: alan.annex@gtlaw.com

If to a Sponsor Party other than Sponsor, to the address or email address set forth for such Sponsor Party on the signature page hereof.

(b)           If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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(c)            This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(d)            This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(e)            This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Sponsor Party shall be liable for the breach by any other Sponsor Party of this Agreement.

(f)            This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto; provided, however, that an amendment, modification or supplement to this Agreement that only affects a particular Sponsor Party may be entered into by an instrument in writing signed by the Company and that particular Sponsor Party.

(g)            The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(i)            This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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(j)            Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k)            This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by SPAC, Merger Sub and the Company.

(l)            Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 14(l).

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MAQUIA CAPITAL ACQUISITION CORPORATION

By:	/s/ Jeff Ransdell
Name:	Jeff Ransdell
Title:	Chief Executive Officer

MAQUIA INVESTMENTS NORTH AMERICA, LLC

By:	/s/ Guillermo Eduardo Cruz
Name:	Guillermo Eduardo Cruz
Title:	Director

[Signature Page to Sponsor Support Agreement]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IMMERSED INC.

By:	/s/ Renji Bijoy
Name:	Renji Bijoy
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

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EXHIBIT A

SPONSOR PARTIES

Name of Stockholder	Number of Shares of SPAC Class A Common Stock Owned	Number of Shares of SPAC Class B Common Stock Owned
Maquia Investments North America, LLC	4,257,430	583,743

Officers:

•	Jeff Ransdell: Chief Executive Officer

•	Guillermo Cruz: Chief Operating Officer

•	Jeronimo Peralta: Chief Financial Officer

•	Maggie Vo: Chief Investment Officer

Directors:

•	Guillermo Cruz Reyes

•	Luis Armando Alvarez

•	Pedro Manuel Zorilla Velasco

•	Luis Antonio Marquez-Heine

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